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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-61413

               TWENTY-SEVENTH PROSPECTUS SUPPLEMENT TO PROSPECTUS
                              DATED AUGUST 24, 1998

                                8,370,248 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK

This Twenty-Seventh Prospectus Supplement (the "Twenty-Seventh Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Prospectus Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement"), the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus Supplement"), the Twelfth Prospectus Supplement dated February 12, 1999 (the "Twelfth Prospectus Supplement"), the Thirteenth Prospectus Supplement dated March 2, 1999 (the "Thirteenth Prospectus Supplement"), the Fourteenth Prospectus Supplement dated March 25, 1999 (the "Fourteenth Prospectus Supplement"), the Fifteenth Prospectus Supplement dated April 27, 1999 (the "Fifteenth Prospectus Supplement"), the Sixteenth Prospectus Supplement dated June 16, 1999 (the "Sixteenth Prospectus Supplement"), the Seventeenth Prospectus Supplement dated July 6, 1999 (the "Seventeenth Prospectus Supplement"), the Eighteenth Prospectus Supplement dated July 8, 1999 (the "Eighteenth Prospectus Supplement"), the Nineteenth Prospectus Supplement dated July 19, 1999 (the "Nineteenth Prospectus Supplement"), the Twentieth Prospectus Supplement dated August 26, 1999 (the "Twentieth Prospectus Supplement"), the Twenty-First Prospectus Supplement dated September 9, 1999 (the "Twenty-First Prospectus Supplement"), the Twenty-Second Prospectus Supplement dated September 17, 1999 (the "Twenty-Second Prospectus Supplement"), the Twenty-Third Prospectus Supplement dated October 6, 1999 (the "Twenty-Third Prospectus Supplement"), the Twenty-Fourth Prospectus Supplement dated October 13, 1999 (the " Twenty-Fourth Prospectus Supplement"), the Twenty-Fifth Prospectus Supplement, dated October 19, 1999 (the "Twenty-Fifth Prospectus Supplement") and the Twenty-Sixth Prospectus Supplement, dated November 8, 1999 (the "Twenty-Sixth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 8,370,248 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company,

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which may be offered and sold from time to time by certain stockholders of the
Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement, the Twenty-First Prospectus Supplement, the Twenty-Second Prospectus Supplement, the Twenty-Third Prospectus Supplement, the Twenty-Fourth Prospectus Supplement, the Twenty-Fifth Prospectus Supplement and the Twenty-Sixth Prospectus Supplement are hereby supplemented to reflect the gift made by Dale Fuller to US Clearing FBO Young Life in the amount of 4,500 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement, the Twenty-First Prospectus Supplement, the Twenty-Second Prospectus Supplement, the Twenty-Third Prospectus Supplement, the Twenty-Fourth Prospectus Supplement, the Twenty-Fifth Prospectus Supplement and the Twenty-Sixth Prospectus Supplement. This Twenty-Seventh Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh


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Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus
Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement, the Twenty-First Prospectus Supplement, the Twenty-Second Prospectus Supplement, the Twenty-Third Prospectus Supplement, the Twenty-Fourth Prospectus Supplement, the Twenty-Fifth Prospectus Supplement and the Twenty-Sixth Prospectus Supplement and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement, the Twenty-First Prospectus Supplement, the Twenty-Second Prospectus Supplement, the Twenty-Third Prospectus Supplement, the Twenty-Fourth Prospectus Supplement, the Twenty-Fifth Prospectus Supplement and the Twenty-Sixth Prospectus Supplement except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement, the Twenty-First Prospectus Supplement, the Twenty-Second Prospectus Supplement, Twenty-Third Prospectus Supplement, Twenty-Fourth Prospectus Supplement, the Twenty-Fifth Prospectus Supplement and the Twenty-Sixth Prospectus Supplement. Capitalized terms used in this Twenty-Seventh Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


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            THE DATE OF THIS TWENTY-SEVENTH PROSPECTUS SUPPLEMENT IS
                                NOVEMBER 10, 1999

                              SELLING STOCKHOLDERS

         On October 29, 1999, of the Shares beneficially owned by Dale Fuller reflected in the Prospectus and the supplements thereto, 4,500 of which were gifted to US Clearing FBO Young Life. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gift and supplemented to specifically include Shares received in such gift.


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